Exhibit #11

Re: My Palace Portal Inc.

CONSENT OF CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Circular on Form 1‐A of our report dated July 28, 2020, relating to the financial statements of My Palace Portal, Inc as of May 31, 2020 and to all references to our firm included in this filing pursuant to Reg A +.

Dated: July 29, 2020

Mosel & Ginn PLLC